Exhibit 99.1

Index Oil and Gas Inc. Announces the appointment of Dr. Ronald Bain as Chief Operating Officer

HOUSTON, July 8, 2008 (PRIME NEWSWIRE) -- Index Oil and Gas Inc. (OTC BB:IXOG.OB - News) (``Index'' or the ``Company'') today announced the appointment of Dr. Ronald Bain as Chief Operating Officer.

Effective July 1, 2008, Ronald Bain Ph.D. was appointed to the newly created position of Chief Operating Officer of Index Oil and Gas Inc. (the “Company”).  Dr. Bain, age 61, joined the Company as its Senior Vice President of Exploration and Production on February 1, 2008.  Dr. Bain provides exploration, production and strategic business services to the Company pursuant to the terms of that certain Agreement for Exploration, Production and Strategic Services between the Company and ConRon Consulting Inc.

Dr. Bain has over 34 years experience within the energy sector.  Prior to joining the Company, Dr. Bain was the Corporate Exploration Advisor and Vice President of Geosciences of Houston-based Endeavour International Corporation, an independent energy company established to find and develop oil and gas reserves in the North Sea.  Dr. Bain provided independent risk assessment of drilling opportunities and was responsible for characterizing exploration inventories.  From 1983 to 2001, Dr. Bain worked with Anadarko Petroleum Corporation.  He held numerous management positions in technology and exploration, both in the domestic United States and finally as Manager of International Exploration.

Lyndon West, Chief Executive Officer, commented, “We are excited about Dr. Bain’s promotion to Chief Operating Officer and his increased level of commitment to Index.  Ron’s vast experience in the energy sector greatly increases our overall technical expertise as an oil and gas company.  We believe that, with the addition of Ron to our executive management team, we are positioned for growth as a company both organically as well as through accretive acquisitions.”

About Index Oil and Gas

Index Oil and Gas Inc.  (OTCBB:IXOG) is a dynamic oil and gas exploration and production company, with activities primarily in Texas, Louisiana and Kansas, and offices in Houston.  The Company’s goal is to generate increasing reserves and cash flow from a portfolio of moderate and higher risk potential prospects.  After successfully focusing on lower risk prospects to build reserves and near term cash flow in FY 2007 (ended March 31, 2007), Index embarked upon a drilling program in FY 2008 of a balanced, risk-managed portfolio of prospects designed to generate significantly higher reserves and production.  The Company has a successful drilling record and intends to grow its existing asset base and revenues through further investment in the U.S.

To learn more about Index Oil and Gas (OTCBB:IXOG.OB -- News), please visit the Company’s web site at http://www.indexoil.com.  To receive news about the company as it becomes available, please contact Adam Brooks at abrooks@cfsg1.com or 1-800-625-2236.

Contact:

Consulting For Strategic Growth 1
Investor Relations
Stanley Wunderlich, CEO
1-800-625-2236
Fax: 1-646-205-7771
info@CFSG1.com
www.cfsg1.com

Media Relations
Daniel Stepanek, EVP
1-646-205-7767
Fax: 1-646-205-7771
dstepanek@cfsg1.com